EXHIBIT 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

FOURTH QUARTER 2014 RESULTS

Reports diluted FFO per share of $1.26      Reports diluted EPS of $1.14

BOSTON, MA, January 29, 2015 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the fourth quarter ended December 31, 2014.

Results for the quarter ended December 31, 2014

Funds from Operations (FFO) for the quarter ended December 31, 2014 were $193.2 million, or $1.26 per share basic and $1.26 per share diluted. This compares to FFO for the quarter ended December 31, 2013 of $197.6 million, or $1.29 per share basic and $1.29 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 153,127,815 and 153,550,375, respectively, for the quarter ended December 31, 2014 and 152,798,258 and 153,900,104, respectively, for the quarter ended December 31, 2013.

The Company’s reported FFO of $1.26 per share diluted was greater than the guidance previously provided of $1.23-$1.25 per share diluted primarily due to greater than projected portfolio operations of $0.01 per share and fee income of $0.01 per share.

Net income available to common shareholders was $174.5 million for the quarter ended December 31, 2014, compared to $88.7 million for the quarter ended December 31, 2013. Net income available to common shareholders per share (EPS) for the quarter ended December 31, 2014 was $1.14 basic and $1.14 on a diluted basis. This compares to EPS for the fourth quarter of 2013 of $0.58 basic and $0.58 on a diluted basis. Net income available to common shareholders for the quarter ended December 31, 2014, includes gains on sales of real estate aggregating approximately $126.1 million, or $0.73 per share basic and $0.73 per share on a diluted basis, compared to $26.4 million, or $0.15 per share basic and $0.15 per share on a diluted basis, for the quarter ended December 31, 2013.

Results for the year ended December 31, 2014

FFO for the year ended December 31, 2014 was $807.5 million, or $5.27 per share basic and $5.26 per share diluted. This compares to FFO for the year ended December 31, 2013 of $751.5 million, or $4.94 per share basic and $4.91 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 153,089,497 and 153,619,632, respectively, for the year ended December 31, 2014 and 152,200,936 and 153,741,863, respectively, for the year ended December 31, 2013.

Net income available to common shareholders was $433.1 million for the year ended December 31, 2014, compared to $741.8 million for the year ended December 31, 2013. Net income available to common shareholders per share (EPS) for the year ended December 31, 2014 was $2.83 basic and $2.83 on a diluted basis. This compares to EPS for the year ended December 31, 2013 of $4.87 basic and $4.86 on a diluted basis.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter and year ended December 31, 2014. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of December 31, 2014, the Company’s portfolio consisted of 169 properties, comprised primarily of Class A office space, one hotel, three residential properties and five retail properties, aggregating approximately 45.8 million square feet, including ten properties under construction totaling 3.3 million square feet. In addition, the Company has structured parking for vehicles containing approximately 15.0 million square feet. The overall percentage of leased space for the 155 properties in service (excluding the three in-service residential properties and the hotel) as of December 31, 2014 was 91.7%.

Significant events during the fourth quarter included:

•	On October 2, 2014, the Company completed the sale of its Patriots Park properties, consisting of three Class A office properties aggregating approximately 706,000 net rentable square feet located in Reston, Virginia, for a gross sale price of $321.0 million. Net cash proceeds totaled approximately $319.1 million, resulting in a gain on sale of real estate totaling approximately $84.6 million. The Company has agreed to provide rent support payments to the buyer with a maximum obligation of up to approximately $12.3 million related to the leasing of 17,762 net rentable square feet at the properties.

•	On October 22, 2014, MIT exercised its right to purchase the Company’s 415 Main Street property (formerly Seven Cambridge Center) located in Cambridge, Massachusetts on February 1, 2016 for approximately $106 million. As part of its lease signed on July 14, 2004, MIT was granted a fixed price option to purchase the building at the beginning of the 11th lease year. 415 Main Street is an Office/Technical property with approximately 231,000 net rentable square feet occupied by the Broad Institute. The sale is subject to the satisfaction of customary closing conditions and there can be no assurance that the sale will be consummated on the terms currently contemplated or at all.

•	On October 24, 2014, the Company completed the sale of a parcel of land at 130 Third Avenue in Waltham, Massachusetts that is permitted for 129,000 square feet for a sale price of approximately $14.3 million. Net cash proceeds totaled approximately $13.6 million, resulting in a gain on sale of real estate totaling approximately $8.3 million.

•	On October 24, 2014, a joint venture in which the Company has a 50% interest extended the loan collateralized by its Annapolis Junction Building Six property. At the time of the extension, the outstanding balance of the construction loan totaled approximately $13.9 million and bore interest at a variable rate equal to LIBOR plus 1.65% per annum and was scheduled to mature on November 17, 2014. The extended loan bears interest at a variable rate equal to LIBOR plus 2.25% per annum and matures on November 17, 2015. Annapolis Junction Building Six is a Class A office property with approximately 119,000 net rentable square feet located in Annapolis, Maryland.

•	On October 30, 2014, the Company completed the sale of a 45% interest in each of 601 Lexington Avenue in New York City and Atlantic Wharf Office Building and 100 Federal Street in Boston for an aggregate gross sale price of approximately $1.827 billion in cash, less the partner’s pro rata share of the indebtedness secured by 601 Lexington Avenue. Net cash proceeds totaled approximately $1.497 billion, after the payment of transaction costs. In connection with the sale, the Company formed a joint venture for each property with the buyer and will provide customary property management and leasing services to the joint ventures. 601 Lexington Avenue is a 1,669,000 square foot Class A office complex located in Midtown Manhattan. The property consists of a 59-story tower as well as a six-story low-rise office and retail building. The property is subject to existing mortgage indebtedness of approximately $712.9 million. The Atlantic Wharf Office Building is a 791,000 square foot Class A office tower located on Boston’s Waterfront. 100 Federal Street is a 1,323,000 square foot Class A office tower located in Boston’s Financial District. The transaction did not qualify as a sale of real estate for financial reporting purposes as the Company continues to control the joint ventures and will therefore continue to account for the properties on a consolidated basis in its financial statements. The Company has accounted for the transaction as an equity transaction and has recognized noncontrolling interest in its consolidated balance sheets equal to 45% of the aggregate carrying value of the total equity of the properties immediately prior to the transaction. The difference between the net cash proceeds received and the noncontrolling interest recognized, which difference totals approximately $648.4 million, has been reflected as an increase to additional paid-in capital in the Company’s consolidated balance sheets. The change in additional paid-in capital plus the partner’s proportionate share of the indebtedness secured by 601 Lexington Avenue of approximately $320.8 million, aggregating approximately $969.2 million, has not been reflected as a gain on sale of real estate in the Company’s consolidated statements of operations.

•	On November 1, 2014, the Company partially placed in-service 535 Mission Street, a Class A office project with approximately 307,000 net rentable square feet located in San Francisco, California. The property is 66% leased.

•	On November 5, 2014, the Company’s Operating Partnership redeemed 27,773 Series Four Preferred Units for cash totaling approximately $1.4 million. An aggregate of 12,667 Series Four Preferred Units remain outstanding and subject to a security interest under a pledge agreement.

•	On November 6, 2014, the Company entered into an option agreement pursuant to which the Company has been granted an option to purchase real property located at 425 Fourth Street in San Francisco, California. In connection with the execution of the agreement, the Company paid a non-refundable option payment to the current owner of $1.0 million. The Company intends to pursue the entitlements necessary to develop the property. The purchase price has not been determined and is dependent on the entitlements obtained. There can be no assurance that the Company will be successful in obtaining the desired entitlements or that it will ultimately determine to exercise the option.

•	On November 12, 2014, the Company completed the acquisition of a parcel of land at 804 Carnegie Center in Princeton, New Jersey for a purchase price of approximately $3.7 million. 804 Carnegie Center is a build-to-suit project with approximately 130,000 net rentable square feet of Class A office space which is currently under construction. The Company expects that the building will be complete and available for occupancy during the first quarter of 2016.

•	On December 2, 2014, the Company partially placed in-service 690 Folsom Street, a mixed-use project with approximately 25,000 net rentable square feet located in San Francisco, California.

•	On December 8, 2014, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.65 per share of common stock for the period from October 1, 2014 to December 31, 2014 payable on January 28, 2015 to shareholders of record as of the close of business on December 31, 2014. In addition, the Company announced that its Board of Directors declared a special cash dividend of $4.50 per common share payable on January 28, 2015 to shareholders of record as of the close of business on December 31, 2014. The decision to declare a special dividend was primarily a result of the sale of approximately $2.3 billion of assets in 2014. The Board of Directors did not make any change in the Company’s policy with respect to regular quarterly dividends. The payment of the regular quarterly dividend of $0.65 per share and the special dividend of $4.50 per share will result in a total payment of $5.15 per share payable on January 28, 2015. Holders of common units of limited partnership interest in Boston Properties Limited Partnership, the Company’s Operating Partnership, as of the close of business on December 31, 2014 will receive the same total distribution, payable on January 28, 2015.

•

On December 15, 2014, the Company’s Operating Partnership used available cash to redeem $300.0 million in aggregate principal amount of its 5.625% senior notes due April 15, 2015 (the “5.625% Notes”) and $250.0 million in aggregate principal amount of its 5.000% senior notes due June 1, 2015 (the “5.000% Notes”). The redemption price for the 5.625% Notes was determined in accordance with the applicable indenture and totaled approximately $308.0 million. The redemption price included approximately $2.8 million of accrued and unpaid interest to, but not including, the redemption date. Excluding such accrued and unpaid interest, the redemption price was approximately 101.73% of the principal amount being redeemed. The redemption price for the 5.000% Notes was determined in accordance with the applicable indenture and totaled approximately $255.8 million. The redemption price included approximately $0.5 million of accrued and unpaid interest to, but not including, the redemption date. Excluding such accrued and unpaid interest, the redemption price was approximately 102.13% of the principal amount being redeemed. The Company recognized a loss on early extinguishment of debt totaling approximately $10.6 million, which amount included the payment of the redemption premium totaling approximately $10.5 million.

•	On December 17, 2014, a joint venture in which the Company has a 25% nominal ownership interest refinanced with a new lender its mortgage loan collateralized by 901 New York Avenue located in Washington, DC. The mortgage loan totaling approximately $150.4 million bore interest at a fixed rate of 5.19% per annum and was scheduled to mature on January 1, 2015. The new mortgage loan totaling $225.0 million bears interest at a fixed rate of 3.61% per annum and matures on January 5, 2025.

•	On December 19, 2014, the Company entered into a joint venture with an unrelated third party to acquire the air rights for the future development of the first phase at North Station, consisting of an atrium hall and podium building containing up to 377,000 net rentable square feet of retail and office space located in Boston, Massachusetts. The joint venture partner contributed air rights parcels and improvements, with a fair value of approximately $13.0 million, for its initial 50% interest in the joint venture. The Company contributed improvements totaling approximately $4.2 million and will contribute cash totaling approximately $8.8 million for its initial 50% interest. In addition, the Company entered into an option and development rights agreement with its partner pursuant to which the Company has the right to develop residential, hotel and office space in future phases, subject to certain terms and conditions including the partner’s right to participate as a venture partner in each phase of the project.

•	On December 30, 2014, the Company completed the conveyance to an unrelated third party of a condominium interest in its 75 Ames Street property located in Cambridge Massachusetts. On May 23, 2011, the Company had entered into a ground lease for the vacant land parcel at 75 Ames Street and had also entered into a development agreement to serve as project manager for a 250,000 square foot research laboratory building to be developed on the site at the ground lessee’s expense and to also serve, upon completion of development, as property manager. Gross proceeds to the Company were approximately $56.8 million, including $11.4 million in development fees for the Company’s services, and were received beginning in May 2011. The cash received under the ground lease was initially recognized as unearned revenue and recognized over the 99-year term of the ground lease as ground lease revenue totaling approximately $459,000 per year prior to the conveyance of the condominium interest. As a result of the conveyance and the transfer of title, the Company recognized a gain on sale of real estate totaling approximately $33.8 million during the three months ended December 31, 2014.

Transactions completed subsequent to December 31, 2014:

•	On January 15, 2015, the Company entered into a contract for the sale of its Residences on The Avenue property located in Washington, DC for a gross sale price of $196.0 million. The Company has agreed to provide net operating income support of up to $6.0 million should the property’s net operating income fail to achieve certain thresholds. The Residences on The Avenue is comprised of 335 apartment units and approximately 50,000 net rentable square feet of retail space, subject to a ground lease that expires on February 1, 2068. The sale is subject to the satisfaction of customary closing conditions and there can be no assurance that the sale will be consummated on the terms currently contemplated or at all.

•	On January 21, 2015, the Company’s Compensation Committee approved the 2015 Multi-Year, Long-Term Incentive Program (the “2015 MYLTIP”) as a performance-based component of the Company’s overall compensation program. The Company currently expects that under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 718 “Compensation – Stock Compensation,” the 2015 MYLTIP will have an aggregate value of approximately $15.7 million, which amount will generally be amortized into earnings over the four-year plan period under the graded vesting method and has been reflected in the 2015 guidance below.

EPS and FFO per Share Guidance:

The Company’s guidance for the first quarter and full year 2015 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

As shown below, the Company has updated its guidance for FFO per share (diluted) for full year 2015 to $5.28 - $5.43 per share from $5.22 - $5.42 per share. The updated guidance reflects, when compared to the Company’s prior guidance, an increase in revenue from development projects of $0.02 per share, an increase in development and management services income of $0.01 per share, a decrease in general and administrative expenses of $0.02 per share and a decrease in FFO of $0.03 per share due to the expected sale in the first quarter of 2015 of the Company’s Residences on The Avenue property. In addition, the Company’s projected gains on sales of real estate include approximately $0.56 per share from the expected sale in the first quarter of 2015 of the Company’s Residences on The Avenue property.

	First Quarter 2015	Full Year 2015
	Low - High	Low - High
Projected EPS (diluted)	$0.90 - $0.92	$2.34 - $2.49
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.88 - 0.88	3.50 - 3.50
Less:
Projected Company Share of Gains on Sales of Real Estate	0.56 - 0.56	0.56 - 0.56

Projected FFO per Share (diluted)	$1.22 - $1.24	$5.28 - $5.43

Boston Properties will host a conference call on Friday, January 30, 2015 at 9:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full year 2014 results, the 2015 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 57045455. A replay of the conference call will be available through February 13, 2015, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 57045455. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ fourth quarter 2014 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, three residential properties and five retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in four markets – Boston, New York, San Francisco and Washington, DC.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions (including the impact of the European sovereign debt issues), the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the first quarter and full fiscal year 2015, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	(in thousands, except for share amounts)
	(unaudited)
ASSETS

Real estate	$18,231,978	$17,158,210
Construction in progress	736,311	1,523,179
Land held for future development	268,114	297,376
Less: accumulated depreciation	(3,547,659)	(3,161,571)

Total real estate	15,688,744	15,817,194

Cash and cash equivalents	1,763,079	2,365,137
Cash held in escrows	487,321	57,201
Investments in securities	19,459	16,641
Tenant and other receivables, net of allowance for doubtful accounts of $1,142 and $1,636, respectively	46,595	59,464
Accrued rental income, net of allowance of $1,499 and $3,636, respectively	691,999	651,603
Deferred charges, net	831,744	884,450
Prepaid expenses and other assets	164,432	184,477
Investments in unconsolidated joint ventures	193,394	140,097

Total assets	$19,886,767	$20,176,264

LIABILITIES AND EQUITY

Liabilities:
Mortgage notes payable	$4,309,484	$4,449,734
Unsecured senior notes, net of discount	5,287,704	5,835,854
Unsecured exchangeable senior notes, net of discount	—	744,880
Unsecured line of credit	—	—
Mezzanine notes payable	309,796	311,040
Outside members’ notes payable	180,000	180,000
Accounts payable and accrued expenses	243,263	202,470
Dividends and distributions payable	882,472	497,242
Accrued interest payable	163,532	167,523
Other liabilities	502,255	592,982

Total liabilities	11,878,506	12,981,725

Commitments and contingencies	—	—

Noncontrolling interest:
Redeemable preferred units of the Operating Partnership	633	51,312

Redeemable interest in property partnership	104,692	99,609

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized;
5.25% Series B cumulative redeemable preferred stock, $0.01 par value, liquidation preference $2,500 per share, 92,000 shares authorized, 80,000 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	200,000	200,000
Common stock, $0.01 par value, 250,000,000 shares authorized, 153,192,845 and 153,062,001 shares issued and 153,113,945 and 152,983,101 shares outstanding at December 31, 2014 and December 31, 2013, respectively	1,531	1,530
Additional paid-in capital	6,270,257	5,662,453
Dividends in excess of earnings	(762,464)	(108,552)
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(9,304)	(11,556)

Total stockholders’ equity attributable to Boston Properties, Inc.	5,697,298	5,741,153

Noncontrolling interests:
Common units of the Operating Partnership	603,171	576,333
Property partnerships	1,602,467	726,132

Total equity	7,902,936	7,043,618

Total liabilities and equity	$19,886,767	$20,176,264

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$484,011	$453,538	$1,886,339	$1,675,412
Recoveries from tenants	85,946	79,586	339,365	292,944
Parking and other	25,724	25,174	102,593	97,158

Total rental revenue	595,681	558,298	2,328,297	2,065,514
Hotel revenue	10,907	10,269	43,385	40,330
Development and management services	7,119	7,632	25,316	29,695

Total revenue	613,707	576,199	2,396,998	2,135,539

Expenses
Operating
Rental	211,077	198,588	835,290	742,956
Hotel	7,539	7,488	29,236	28,447
General and administrative	23,172	20,656	98,937	115,329
Transaction costs	640	—	3,140	1,744
Impairment loss	—	—	—	8,306
Depreciation and amortization	162,430	154,475	628,573	560,637

Total expenses	404,858	381,207	1,595,176	1,457,419

Operating income	208,849	194,992	801,822	678,120
Other income (expense)
Income from unconsolidated joint ventures	2,700	2,834	12,769	75,074
Gains on consolidation of joint ventures	—	—	—	385,991
Interest and other income	1,924	1,664	8,765	8,310
Gains (losses) from investments in securities	387	1,039	1,038	2,911
Gains (losses) from early extinguishments of debt	(10,633)	—	(10,633)	122
Interest expense	(117,904)	(121,134)	(455,743)	(446,880)

Income from continuing operations	85,323	79,395	358,018	703,648
Discontinued operations
Income from discontinued operations	—	536	—	8,022
Gain on sale of real estate from discontinued operations	—	26,381	—	112,829
Gain on forgiveness of debt from discontinued operations	—	—	—	20,182
Impairment loss from discontinued operations	—	—	—	(3,241)

Income before gains on sales of real estate	85,323	106,312	358,018	841,440
Gains on sales of real estate	126,102	—	168,039	—

Net income	211,425	106,312	526,057	841,440
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(13,088)	(2,271)	(30,561)	(1,347)
Noncontrolling interest - redeemable preferred units of the Operating Partnership	(9)	(2,661)	(1,023)	(6,046)
Noncontrolling interest - common units of the Operating Partnership	(21,172)	(7,302)	(50,862)	(70,085)
Noncontrolling interest in discontinued operations - common units of the Operating Partnership	—	(2,713)	—	(14,151)

Net income attributable to Boston Properties, Inc.	177,156	91,365	443,611	749,811
Preferred dividends	(2,646)	(2,646)	(10,500)	(8,057)

Net income attributable to Boston Properties, Inc. common shareholders	$174,510	$88,719	$433,111	$741,754

Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Income from continuing operations	$1.14	$0.42	$2.83	$4.06
Discontinued operations	—	0.16	—	0.81

Net income	$1.14	$0.58	$2.83	$4.87

Weighted average number of common shares outstanding	153,128	152,798	153,089	152,201

Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Income from continuing operations	$1.14	$0.42	$2.83	$4.05
Discontinued operations	—	0.16	—	0.81

Net income	$1.14	$0.58	$2.83	$4.86

Weighted average number of common and common equivalent shares outstanding	153,550	152,932	153,308	152,521

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except for per share amounts)

Net income attributable to Boston Properties, Inc. common shareholders	$174,510	$88,719	$433,111	$741,754

Add:
Preferred dividends	2,646	2,646	10,500	8,057
Noncontrolling interest in discontinued operations - common units of the Operating Partnership	—	2,713	—	14,151
Noncontrolling interest - common units of the Operating Partnership	21,172	7,302	50,862	70,085
Noncontrolling interest - redeemable preferred units of the Operating Partnership	9	2,661	1,023	6,046
Noncontrolling interests in property partnerships	13,088	2,271	30,561	1,347
Impairment loss from discontinued operations	—	—	—	3,241
Less:
Gains on sales of real estate	126,102	—	168,039	—
Income from discontinued operations	—	536	—	8,022
Gain on sale of real estate from discontinued operations	—	26,381	—	112,829
Gain on forgiveness of debt from discontinued operations	—	—	—	20,182

Income from continuing operations	85,323	79,395	358,018	703,648

Add:
Real estate depreciation and amortization (2)	166,665	159,706	646,463	610,352
Income from discontinued operations	—	536	—	8,022
Less:
Gains on sales of real estate included within income from unconsolidated joint ventures (3)	—	—	—	54,501
Gains on consolidation of joint ventures (4)	—	—	—	385,991
Noncontrolling interests in property partnerships’ share of funds from operations	33,866	16,994	93,864	33,930
Noncontrolling interest - redeemable preferred units of the Operating Partnership (5)	9	694	1,023	4,079
Preferred dividends	2,646	2,646	10,500	8,057

Funds from operations (FFO) attributable to the Operating Partnership	215,467	219,303	899,094	835,464

Less:
Noncontrolling interest - common units of the Operating Partnerships’ share of funds from operations	22,281	21,698	91,588	84,000

Funds from operations attributable to Boston Properties, Inc.	$193,186	$197,605	$807,506	$751,464

Boston Properties, Inc.’s percentage share of funds from operations - basic	89.66%	90.11%	89.81%	89.99%

Weighted average shares outstanding - basic	153,128	152,798	153,089	152,201

FFO per share basic	$1.26	$1.29	$5.27	$4.94

Weighted average shares outstanding - diluted	153,550	153,900	153,620	153,742

FFO per share diluted	$1.26	$1.29	$5.26	$4.91

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income attributable to Boston Properties, Inc. (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income attributable to Boston Properties, Inc. and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $162,430, $154,475, $628,573 and $560,637, our share of unconsolidated joint venture real estate depreciation and amortization of $4,582, $4,633, $19,251 and $46,214 and depreciation and amortization from discontinued operations of $0, $934, $0 and $4,760, less corporate-related depreciation and amortization of $347, $336, $1,361 and $1,259 for the three months and years ended December 31, 2014 and 2013, respectively.

(3)	Consists of the portion of income from unconsolidated joint ventures related to (1) the gain on sale of Eighth Avenue and 46th Street totaling approximately $11.3 million and (2) the gain on sale of 125 West 55th Street totaling approximately $43.2 million during the year ended December 31, 2013.

(4)	The gains on consolidation of joint ventures consisted of (1) 767 Fifth Avenue (The General Motors Building) totaling approximately $359.5 million and (2) the Company’s Value-Added Fund’s Mountain View properties totaling approximately $26.5 million during the year ended December 31, 2013.

(5)	Excludes approximately $2.0 million for the three months and year ended December 31, 2013 of income allocated to the holders of Series Two Preferred Units to account for their right to participate on an as-converted basis in the special dividend that was primarily the result of the sale of a 45% interest in the Company’s Times Square Tower property.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	December 31, 2014	December 31, 2013
Boston	91.4%	93.9%
New York (1)	90.9%	93.0%
San Francisco	88.3%	89.9%
Washington, DC	94.8%	95.0%

Total Portfolio	91.7%	93.4%

	% Leased by Type
	December 31, 2014	December 31, 2013
Class A Office Portfolio	91.8%	93.8%
Office/Technical Portfolio	87.7%	85.4%

Total Portfolio	91.7%	93.4%

(1)	Beginning in 2014, the Company has reflected its Princeton portfolio as the suburban component of its New York region.